Exhibit 99.1

FB Bancorp, Inc.

Announces Third Quarter 2026

Financial Results

New Orleans, Louisiana, November 6, 2026 / FB Bancorp, Inc. (NASDAQ: “FBLA”) (the “Company”), the holding company for Fidelity Bank (the “Bank”), today announced net income for the nine months ended September 30, 2026 of $515 thousand, comprised of net income from continuing operations of $1.7 million and a net loss from discontinued operations of $1.1 million. The net loss from discontinued operations was due to Fidelity Bank's previously announced sale of substantially all assets and liabilities of the Bank's mortgage banking segment, NOLA Lending Group. The sale closed on March 1, 2026. For the nine months ended September 30, 2025, the Company had net income of $2.7 million, comprised of net income from continuing operations of $3.4 million and a net loss from discontinued operations of $753 thousand. Net income for the three months ended September 30, 2026 was $466 thousand. There were no material operational activities in the three months ended September 30, 2026 and the Company does not expect future activity or losses from discontinued operations. Net income for the three months ended September 30, 2025 was $1.1 million, comprised of net income from continuing operations of $1.0 million and net income from discontinued operations of $62 thousand.

The Company is a publicly traded Maryland corporation based in New Orleans, Louisiana. The Company’s banking subsidiary, Fidelity Bank, operates 18 banking locations in New Orleans, Hammond, Lafayette, and Baton Rouge, Louisiana. The Company was incorporated in February 2024 to become the registered bank holding company for Fidelity Bank upon the Bank’s conversion from the mutual-to-stock form of organization, which occurred on October 22, 2024, and in connection with the Company's concurrent initial public offering, the Company's common stock began trading on the Nasdaq Global Select Market under the trading symbol "FBLA".

On June 12, 2026, the Company announced approval of a third stock repurchase program that authorizes the repurchase of up to 1,606,837 shares, approximately 10%, of its outstanding common stock. As of November 6, 2026, the Company has repurchased 299,491 shares under the active stock repurchase program. The first two repurchase programs resulted in a combined repurchase of 3,769,125 shares with an average cost of $13.20 per share, inclusive of trading costs and commissions.

Selected Financial Data

	For the three months ended September 30,		For the nine months ended September 30,
	2026	2025	2026	2025
Performance Ratios:
Net income from continuing operations (in thousands)	$466	$1,018	$1,657	$3,417
Net income (loss) from discontinued operations (in thousands)	$-	$62	$(1,142)	$(753)
Net income (loss) (in thousands)	$466	$1,080	$515	$2,664
Return on average assets from continuing operations (1)	0.04%	0.08%	0.13%	0.27%
Return on average equity from continuing operations(2)	0.17%	0.31%	0.57%	1.03%
Earnings per share from continuing operations - basic and diluted	$0.03	$0.06	$0.11	$0.19
Net interest margin (3)	4.30%	4.65%	4.32%	4.64%
Non-interest income to average assets from continuing operations	0.08%	0.09%	0.35%	0.25%
Non-interest expense to average assets from continuing operations	0.99%	0.93%	2.99%	2.71%
Efficiency ratio from continuing operations(4)	92.15%	87.42%	92.10%	85.95%
Average interest-earning assets to average interest-bearing liabilities	141.60%	150.20%	143.71%	150.92%
Capital Ratios:
Total risk-based capital	30.13%	29.23%	30.13%	29.23%
Tier 1 risk-based capital	29.35%	28.52%	29.35%	28.52%
Common equity Tier 1 risk-based capital	29.35%	28.52%	29.35%	28.52%
Tier 1 leverage capital	20.72%	20.05%	20.72%	20.05%
Average equity to average assets	22.69%	26.55%	23.39%	26.56%
Common stock book value per share	$17.26	$17.05	$17.26	$17.05
Common stock book value per share (net of unearned ESOP shares)	$18.96	$18.42	$18.96	$18.42
Asset Quality Ratios:
Allowance for credit losses to total loans (5)	0.91%	0.82%	0.91%	0.82%
Allowance for credit losses to non-performing loans	41.52%	42.77%	41.52%	42.77%
Net charge-offs to average outstanding loans	0.08%	0.04%	0.20%	0.16%
Non-performing loans to total loans	2.19%	1.92%	2.19%	1.92%
Non-performing loans to total assets	1.33%	1.15%	1.33%	1.15%
Total non-performing assets to total assets (6)	1.59%	1.33%	1.59%	1.33%
Other:
Number of offices	18	19	18	19
Number of full-time equivalent employees	199	321	199	321

(1)	Represents net income (loss) from continuing operations divided by average total assets.
(2)	Represents net income (loss) from continuing operations divided by average equity.
(3)	Represents net interest income divided by average interest-earning assets. Includes loans held for sale.
(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(5)	Total loans include only loans held for investment.
(6)	Non-performing assets include other real estate owned.

Discontinued Operations

On December 31, 2025, the Bank entered into an agreement to sell substantially all of the assets and liabilities of the Bank's mortgage banking segment, NOLA Lending Group. The decision was based on a number of strategic priorities, including the continued decline in mortgage volume. This sale allowed the Bank to exit a business segment that had a net loss of approximately $2.7 million in 2025 and reduced total employees by approximately 108 individuals. The sale closed on March 1, 2026. The Company's financial statements reflect discontinued operations for the current period and retrospectively for prior periods under ASC 205-20.

As of September 30, 2026, substantially all assets and liabilities associated with the discontinued operations had been disposed of or settled, and there was no material operating activity associated with the discontinued operations during the three months ended September 30, 2026. The Company does not currently expect material future operating activity or losses associated with the discontinued operations.

Results of Continuing Operations For the Nine Months Ended September 30, 2026

•
Net income was $1.7 million for the nine months ended September 30, 2026, as compared to net income of $3.4 million for the nine months ended September 30, 2025. This decrease was primarily the result of a $3.2 million, or 9.52%, increase in total non-interest expenses partially offset by a $1.2 million, or 39.36%, increase in total non-interest income.

•
Net interest income was $35.9 million and $36.2 million for the nine months ended September 30, 2026 and September 30, 2025, respectively. Over this same period, interest and dividends on investments increased $3.1 million, or 42.07%, offset by a $1.3 million decrease in interest on deposits in other banks, a $1.1 million, or 2.78%, decrease in interest and fees on loans, and a $1.1 million, or 7.99%, increase in total interest expense. Net interest margin was 4.32% for the nine months ended September 30, 2026, compared to 4.64% for the nine months ended September 30, 2025. More information is available in the average balance sheet and yield tables below.

•
Total non-interest income was $4.4 million for the nine months ended September 30, 2026 and $3.1 million for the nine months ended September 30, 2025. The largest increase was due to a $1.2 million gain on life insurance proceeds realized in May 2026 related to Bank owned life insurance assets in other non-interest income.

•
Total non-interest expenses were $37.1 million for the nine months ended September 30, 2026, compared to $33.8 million for the nine months ended September 30, 2025. This represents a $3.2 million, or 9.52%, increase in total non-interest expenses. The largest fluctuation was from increases of $2.4 million, or 12.99%, in salaries and employee benefits comprised of $1.7 million in new stock based compensation, $817 thousand in gross severance payments related to reorganization, partially offset by reductions in ongoing payroll. Full-time equivalent employees from continuing operations were 222 at September 30, 2025 and 199 at September 30, 2026. Occupancy and equipment increased $430 thousand, or 8.10%, due to the Lafayette branch opened by the Bank in August 2025 and new Company ATM servicing contracts.

Results of Continuing Operations For the Three Months Ended September 30, 2026

•
Net income was $466 thousand for the three months ended September 30, 2026, as compared to net income of $1.0 million for the three months ended September 30, 2025. This decrease was primarily the result of a $390 thousand, or 3.33%, increase in total non-interest expenses, a $158 thousand, or 1.29%, decrease in net interest income and a $106 thousand, or 9.41%, decrease in total non-interest income.

•
Net interest income was $12.1 million and $12.3 million for the three months ended September 30, 2026 and September 30, 2025, respectively. Over this same period, interest and dividends on investments increased $964 thousand, or 35.08%, offset by a $451 thousand decrease in interest on deposits in other banks, a $513 thousand, or 3.83%, decrease in interest and fees on loans, and a $158 thousand, or 3.38%, increase in total interest expense. Net interest margin was 4.30% for the three months ended September 30, 2026, compared to 4.65% for the three months ended September 30, 2025. More information is available in the average balance sheet and yield tables below.

•
Total non-interest income was $1.0 million for the three months ended September 30, 2026 and $1.1 million for the three months ended September 30, 2025. The decrease was primarily caused by a $75 thousand, or 17.44%, decrease in other non-interest income and a $51 thousand decrease in gain on sales of available for sale securities.

•
Total non-interest expenses were $12.1 million for the three months ended September 30, 2026, compared to $11.7 million for the three months ended September 30, 2025. This represents a $390 thousand, or 3.33%, increase in total non-interest expenses. Increases in non-interest expenses were primarily due to a $414 thousand, or 6.40%, increase in salaries and employee benefits, of which $686 thousand was attributed to stock-based compensation, partially offset by reductions in ongoing payroll. This increase was partially offset by a $95 thousand, or 7.47%, decrease in data processing costs and a $27 thousand, or 11.11%, decrease in advertising and marketing costs.

Financial Condition

•
Total assets were $1.21 billion at September 30, 2026, compared to $1.26 billion at December 31, 2025. The largest fluctuations between these periods were a $7.0 million decrease in gross loans held for investment, reflecting the anticipated runoff of residential mortgage loans, and a $6.5 million, or 12.89%, decrease in cash held in interest bearing deposits at other financial institutions, primarily due to holding company stock repurchase activities.

•
Loans held for investment were $737.0 million at September 30, 2026, compared to $744.0 million at December 31, 2025. This represents a $7.0 million, or 0.94%, decrease. Total commercial loans increased $34.0 million, or 9.98%, for the nine months ended September 30, 2026 but were substantially offset by net paydowns of residential mortgages totaling $44.1 million. Most residential mortgage loans were sourced for the Bank through the NOLA Lending mortgage banking segment. The Company expects continued runoff of total residential mortgage loans.

•
Total deposits were $811.6 million at September 30, 2026, compared to $841.4 million at December 31, 2025, representing a decrease of $29.8 million, or 3.54%. Customer deposits decreased a total of $40.0 million with largest fluctuations in deposits from three separate commercial clients that reduced their deposit accounts in total by $19.7 million. This was partially offset by a $10.2 million increase in wholesale brokered deposits during the nine months ended September 30, 2026.

•
Total other borrowings were $106.9 million at September 30, 2026, compared to $78.3 million at December 31, 2025. This represents a $28.7 million, or 36.62%, increase. The increase in borrowings was mostly used to offset decreases in deposits. All other borrowings are made up of Federal Home Loan Bank ("FHLB") advances. The Company has a line of credit with the FHLB pursuant to a collateral agreement. The unused portion of this line at September 30, 2026 was approximately $261.8 million.

•
Total equity was $272.2 million at September 30, 2026 compared to $314.5 million at December 31, 2025. This $42.2 million, or 13.42%, decrease was due to $32.3 million in Company common stock repurchases, and a $12.8 million increase in accumulated other comprehensive loss, partially offset by $2.4 million in stock-based compensation and vesting of ESOP, and $515 thousand in consolidated net income. Accumulated other comprehensive loss is made up of unrealized losses, net of tax, from securities available for sale.

Asset Quality

•
Non-performing loans were $16.1 million at September 30, 2026 compared to $16.9 million at December 31, 2025.

•
Non-performing loans as a percentage of total loans was 2.19% at September 30, 2026 compared to 2.27% at December 31, 2025.

•
Total non-performing assets, which included non-performing loans and other real estate owned, as a percentage of total capital was 7.08% at September 30, 2026 compared to 5.80% at December 31, 2025.

•
Net charge-offs were $1.5 million for the nine months ended September 30, 2026 compared to $1.2 million for the nine months ended September 30, 2025.

•
Loans risk graded substandard were $38.8 million at September 30, 2026, and $20.0 million at December 31, 2025. In June 2026, two co-borrower entities with a commercial loan of approximately $20 million filed for Chapter 11 bankruptcy protection. At that time, management’s asset quality procedures determined that regular payments were likely, and collateral was sufficient to not warrant a risk rating downgrade. Subsequent to September 30, 2026, management obtained additional information regarding the borrower’s expected payment performance and, based on its evaluation of the facts and circumstances existing at September 30, 2026, classified the loan as substandard as of that date. The loan had a principal balance of approximately $19.8 million at September 30, 2026 and an estimated loan-to-value ratio of approximately 66% based on the most recent available appraisal. Since the appraisal, management has become aware of a new material lease agreement that the Company anticipates will increase the net cash flows of the real estate collateral and may increase its value. Management has ordered an updated appraisal. Management individually evaluated the loan for credit-loss purposes. No specific allowance was recorded as of September 30, 2026.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the

“Exchange Act”) and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on certain current assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “outlook,” “anticipate,” “expect,” “target” or words of similar meaning. Forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict or are beyond our control. Forward‑looking statements also include the assumptions underlying such statements, including assumptions about future events, operating performance, strategic outcomes, and economic conditions. As a result of the aforementioned uncertainties or contingencies, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained herein and could cause us to change our future plans. Certain factors that could cause actual results to differ materially from expected results include, but are not limited to, increased competitive pressures, changes in the interest rate environment, inflation, general economic conditions (including current and future economic conditions, particularly those affecting the financial services industry) or significant turbulence or a disruption in the capital or financial markets and the effect of a fall in stock market prices on our investment securities; significant volatility in the markets for equity, fixed income and other asset classes globally or within specific markets; our ability to successfully integrate acquired operations and realize the expected level of synergies and cost savings, potential recessionary conditions, real estate market values in the Bank’s lending area, changes in the quality of our loan and security portfolios, increases in the costs of mortgage insurance, increases in non-performing and classified loans, changes in liquidity, including the size and composition of our deposit portfolio, and the percentage of uninsured deposits in the portfolio, tariffs or trade wars (including reduced consumer spending, lower economic growth or recession, reduced demand for U.S. exports, disruptions to supply chains, and decreased demand for other banking products and services), high unemployment rates, changes in monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyberattacks, failure to maintain current technologies, failure to retain or attract employees, and other economic, legislative, accounting and regulatory changes that could adversely affect the Company or the Bank. The foregoing list of risks and uncertainties is not exhaustive, and additional risks and uncertainties not currently known or not presently viewed as material may also affect our forward‑looking statements. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statement contained herein.

Average Balance Sheets

	For the three months ended September 30,
	2026			2025
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$43,149	$364	3.35%	$78,518	$815	4.12%
Securities	333,929	3,712	4.41%	283,059	2,748	3.85%
Loans held for investment	741,697	12,879	6.89%	764,645	14,175	7.35%
Loans held for sale	—	—	—	31,793	516	6.44%
Total earning assets (4)	1,118,775	16,955	6.01%	1,158,015	18,254	6.25%
Non-interest-earning assets:
Cash and cash equivalents	6,221			7,650
Fixed Assets	55,510			57,627
Allowance for credit losses	(6,859)			(6,179)
Other	48,547			45,514
Total non-interest-earning assets	103,419			104,612
Total Assets	$1,222,194			$1,262,627
Interest-bearing liabilities:
Interest-bearing demand deposits	$109,873	$35	0.12%	$108,223	$63	0.23%
Interest-bearing savings and money market deposits	209,755	632	1.20%	227,703	658	1.15%
Certificates of deposit	359,192	3,060	3.38%	367,048	3,259	3.52%
Total interest-bearing deposits	678,820	3,727	2.18%	702,974	3,980	2.25%
Interest-bearing borrowings	111,263	1,099	3.92%	68,029	688	4.01%
Total interest-bearing liabilities	790,083	4,826	2.42%	771,003	4,668	2.40%
Non-interest bearing liabilities:
Demand deposits	139,163			142,143
Other liabilities	15,616			14,198
Total non-interest liabilities	154,779			156,341
Total Equity	277,332			335,283
Total liabilities and equity	$1,222,194			$1,262,627
Net interest income		$12,129			$13,586
Net interest-earning assets (1)	$328,692			$387,012
Net interest rate spread (2)			3.59%			3.85%
Net yield on interest-earning assets (3)			4.30%			4.65%
Average of interest-earning assets to interest-bearing liabilities	141.60%			150.20%
Average equity to assets	22.69%			26.55%

(1)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3)	Represents net interest income divided by average interest-earning assets.
(4)	$0 and $1.3 million of interest on earning assets represents origination fees, discount fees and interest income from discontinued operations for 2026 and 2025, respectively.

	For the nine months ended September 30,
	2026			2025
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$50,740	$1,271	3.35%	$84,149	$2,619	4.16%
Securities	335,893	10,564	4.20%	263,869	7,436	3.77%
Loans held for investment	740,838	38,706	6.99%	767,108	41,398	7.22%
Loans held for sale	8,978	393	5.85%	25,871	1,258	6.50%
Total earning assets (4)	1,136,449	50,934	5.99%	1,140,997	52,711	6.18%
Non-interest-earning assets:
Cash and cash equivalents	6,632			7,188
Fixed Assets	56,231			56,817
Allowance for credit losses	(6,464)			(6,202)
Other	46,506			48,876
Total non-interest-earning assets	102,905			106,679
Total Assets	$1,239,354			$1,247,676
Interest-bearing liabilities:
Interest-bearing demand deposits	$112,468	$126	0.15%	$108,013	$163	0.20%
Interest-bearing savings and money market deposits	217,529	2,023	1.24%	233,927	1,963	1.12%
Certificates of deposit	359,255	9,105	3.39%	348,047	8,980	3.45%
Total interest-bearing deposits	689,252	11,254	2.18%	689,987	11,106	2.15%
Interest-bearing borrowings	101,529	2,930	3.86%	66,040	2,028	4.11%
Total interest-bearing liabilities	790,781	14,184	2.40%	756,027	13,134	2.32%
Non-interest bearing liabilities:
Demand deposits	143,725			143,958
Other liabilities	14,953			16,270
Total non-interest liabilities	158,678			160,228
Total Equity	289,895			331,421
Total liabilities and equity	$1,239,354			$1,247,676
Net interest income		$36,750			$39,577
Net interest-earning assets (1)	$345,668			$384,970
Net interest rate spread (2)			3.59%			3.85%
Net yield on interest-earning assets (3)			4.32%			4.64%
Average of interest-earning assets to interest-bearing liabilities	143.71%			150.92%
Average equity to assets	23.39%			26.56%

(1)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3)	Represents net interest income divided by average interest-earning assets.
(4)	$877 thousand and $3.3 million of interest on earning assets represents origination fees, discount fees and interest income from discontinued operations for 2026 and 2025, respectively.

FB Bancorp, Inc.

Consolidated Statements of Financial Condition (Unaudited)

(Dollars in thousands, except share data)

	September 30, 2026	December 31, 2025
ASSETS	(Dollars in thousands)
Cash and due from banks	$5,856	$9,872
Interest-bearing deposits at other financial institutions	43,903	50,397
Total cash and cash equivalents	49,759	60,269

Securities available for sale, at fair value (amortized cost of $351,228 and $336,347, respectively)	325,039	326,346
Loans held for investment	736,981	743,956
Less: allowance for credit losses	(6,699)	(6,289)
Loans held for investment, net	730,282	737,667
Federal Home Loan Bank stock, at cost	5,485	3,650
Bank owned life insurance	14,250	15,341
Accrued interest receivable	5,239	5,688
Premises and equipment, net	55,093	57,105
Other real estate owned	3,150	1,349
Mortgage servicing rights	806	904
Prepaid expenses	2,638	1,908
Other assets	19,176	15,299
Assets from discontinued operations, at fair value	—	29,880

Total assets	$1,210,917	$1,255,406

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Non-interest bearing	$131,652	$133,506
Interest bearing	679,927	707,897
Total deposits	811,579	841,403

Advances by borrowers for taxes and insurance	7,605	6,298
Other borrowings	106,911	78,257
Accrued interest payable	531	392
Other liabilities	12,055	11,063
Liabilities from discontinued operations, at fair value	—	3,543
Total liabilities	938,681	940,956

Stockholders' Equity:
Preferred stock, $0.01 par value - 5,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value - 120,000,000 shares authorized; 15,768,884 and 18,089,741 issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	158	181
Additional paid-in capital	141,047	171,503
Unearned ESOP shares - 1,412,430 and 1,460,040 shares as of September 30, 2026 and December 31, 2025, respectively	(15,960)	(16,498)
Retained earnings	167,680	167,165
Accumulated other comprehensive income (loss)	(20,689)	(7,901)
Total stockholders' equity	272,236	314,450

Total liabilities and stockholders' equity	$1,210,917	$1,255,406

FB Bancorp, Inc.

Consolidated Statements of Operations

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2026	2025	2026	2025
	(Dollars in thousands except per share amounts)
Interest and dividend income
Interest and fees on loans	$12,879	$13,392	$38,222	$39,315
Interest and dividends on investment securities	3,712	2,748	10,564	7,436
Interest on deposits in other banks	364	815	1,271	2,619
Total interest and dividend income	16,955	16,955	50,057	49,370

Interest expense
Deposits	3,727	3,980	11,254	11,106
Borrowed funds	1,099	688	2,930	2,028
Total interest expense	4,826	4,668	14,184	13,134

Net interest income	12,129	12,287	35,873	36,236
Provision for credit losses	455	413	1,420	1,251
Net interest income after provision for credit losses	11,674	11,874	34,453	34,985

Non-interest income
Service charges and fee income from deposit accounts	665	668	2,082	1,935
Gain (loss) on sales, disposal, or impairment of assets	—	(23)	(42)	(111)
Gain on sales of available for sale securities	—	51	162	214
Other non-interest income	355	430	2,167	1,097
Total non-interest income	1,020	1,126	4,369	3,135

Non-interest expenses
Salaries and employee benefits	6,885	6,471	21,309	18,860
Occupancy and equipment	1,967	1,949	5,738	5,308
Directors’ fees	250	173	696	537
Data processing	1,176	1,271	3,732	3,744
Advertising and marketing	216	243	679	712
Mortgage servicing rights amortization	91	96	298	290
Other general and administrative	1,532	1,524	4,612	4,390
Total non-interest expenses	12,117	11,727	37,064	33,841

Income from continuing operations before income taxes	577	1,273	1,758	4,279
Income tax expense (benefit) from continuing operations	111	255	101	862

Net income from continuing operations	466	1,018	1,657	3,417
Income (loss) from discontinued operations before income taxes	—	63	(1,438)	(967)
Income tax expense (benefit) from discontinued operations	—	1	(296)	(214)
Net income (loss) from discontinued operations	—	62	(1,142)	(753)
Net income (loss)	$466	$1,080	$515	$2,664
Basic and diluted earnings (loss) per common share:
Continuing operations	$0.03	$0.06	$0.11	$0.19
Discontinued operations	—	—	(0.08)	(0.04)
Total earnings per share - basic and diluted	$0.03	$0.06	$0.03	$0.15
Weighted average shares outstanding - basic	14,498,222	18,345,720	15,203,582	18,329,966
Weighted average shares outstanding - diluted	14,634,241	18,345,720	15,278,620	18,329,966